FIRST INDIANA CORPORATION
                 SUPPLEMENTAL BENEFIT PLAN
                       PLAN AGREEMENT

     THIS AGREEMENT is made as of the first day of May, 1997, by and between First Indiana Bank (hereinafter referred to as the "Employer") and Named Executive, (hereinafter referred to as the "Employee").

WITNESSETH:

     WHEREAS, the Board of Directors of the Employer has determined that it is desirable and in the best interest of the Employer to adopt a new Supplemental Benefit Plan (the "Plan") and terminate its existing Supplemental Benefit Plan (the "Prior Plan");

     WHEREAS, the Board of Directors at its meeting on April
16, 1997, approved and adopted the Plan and terminated the Prior Plan; and

     WHEREAS, the Board of Directors at said meeting authorized the officers of the Employer to do any and all things necessary or desirable to put the Plan in effect; and

     WHEREAS, the Employee has been selected to become a participant of the Plan, and the Employee elects to so participate.

IT IS THEREFORE AGREED:

1. The Employee shall be eligible to receive any and all benefits to which he is entitled under the terms of the Plan.

2.   Vesting.   The Employee shall be vested with respect to
     the "excess plan portion" of his monthly retirement benefits under the Plan to the same extent he is vested with respect to benefits payable under the DB Pension Plan. He became or shall become fully vested with respect to his other benefits under the Plan and this Agreement (the remainder of his monthly retirement benefit) at the time specified in the Plan or, if earlier, when the sum of his whole years of age plus his whole years of service with the Employer and its affiliates exceeded or exceeds 80, provided he remains in the service of the Employer and its affiliates until such time. For purposes of the Plan and this Agreement, the Employee's whole years of service with the Employer and its affiliates shall be determined in the same manner as it is determined for vesting purposes under the DB Pension Plan.

3. Arbitration. In the event of any disputes, differences, controversies or claims arising out of, or in connection

       1 (10k page 112)

     with, the Employee's rights under the Plan or this Agreement, other than a dispute in which the sole relief sought is an equitable remedy, such as a temporary restraining order or a permanent or temporary injunction, the parties shall be required to have the dispute, controversy, difference or claim settled through binding arbitration pursuant to the American Arbitration Association's rules of Commercial Arbitration which are
     then in effect   The location of all arbitration
     proceedings shall be Indianapolis, Indiana. One arbitrator shall be selected by the parties and shall be a current or former executive officer (vice president or higher) of a publicly-traded corporation. In the event the parties are unable to mutually agree upon a person to act as the arbitrator, or in the event a mutually-agreed upon arbitrator shall fail to accept the appointment by the parties, the parties shall jointly request from the American Arbitration Association a list of the names of five persons qualified to act as an arbitrator under this clause. The selection of the final arbitrator then shall be achieved by each party alternately striking a name, with the Employer going first, until one name remains.
     In the event the parties mutually agree that the five names submitted by the American Arbitration Association are unsatisfactory, they jointly may request a second list of five names from the American Arbitration Association and final selection shall be achieved through the procedure set out herein. The decision of the arbitrator shall be final and binding upon both parties, and any award entered by the arbitrator shall be final, binding and non-appealable, and judgment may be entered thereon by either party in accordance with the applicable law in any court of competent jurisdiction. The arbitrator shall not have authority to modify any provision of the Plan or this Agreement nor to award a remedy for any difference, dispute, controversy or claim arising under the Plan or this Agreement other than a benefit specifically provided under or by virtue of the Plan or this Agreement. The Employer shall be responsible for all of the reasonable expenses of the American Arbitration Association, the arbitrator and the conduct of the selection and the arbitration procedures set forth in this section, including reasonable attorneys' fees and expenses incurred by either party which are associated with the arbitration procedure through the time the final arbitration decision or award is rendered. This arbitration provision shall be specifically enforceable.

4.   Limitation on Payments.

(a) Anything in the Plan or this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Bank to or for the benefit of the Executive pursuant to the terms of the Plan or this Agreement (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to the Plan or this Agreement (such payments or distributions pursuant to the Plan or this Agreement are hereinafter

       2 (10k page 113)


     referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to tax under Section 4999 of the Code. For purposes of this Section 4, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b) All determinations to be made under this Section 4 shall be made by an independent national accounting firm designated by the Bank (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Bank and the Executive within 10 days after the date for payment of any Agreement Payment subject to reduction under this section. Any such determination by the Accounting Firm shall be binding upon the Bank and the Executive. The Executive shall then have the right to determine which of the Agreement Payments shall be eliminated or reduced in order to produce the Reduced Amount in accordance with the requirements of this section. Within five days after this determination, the Bank shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under the Plan or this Agreement.

(c)  As a result of the uncertainty in the application of
     Section 280G of the Code, it is possible that Agreement Payments will have been made by the Bank which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by the Bank could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. From time to time as the Bank or the Executive shall deem appropriate, the Accounting Firm shall review the determinations made by it pursuant to subsection (b) of this section, and the Bank and the Executive shall cooperate and provide all information necessary for such review. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Bank together with interest from the date of payment under the Plan or this Agreement at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the "Federal Rate"); provided, however, that no amount shall be


       3 (10k page 114)

     payable by the Executive to the Bank if and to the extent such payment would not reduce the amount which is subject to tax under
     Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Executive together with interest from the date of payment under the Plan or this Agreement at the Federal Rate.

(d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections
     (b) and (c) above shall be borne solely by the Bank. The Bank agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

(e)  In the event the Plan or this Agreement is subject to
     Section 18(k) of the Federal Deposit Insurance Act (the "FDIA") at the time any payment is to be made by the Bank to the Executive pursuant to the Plan or this Agreement or otherwise, such payment will be subject to, and conditioned upon, its compliance with Section 18(k) of the FDIA and any regulations promulgated thereunder.

5. To the extent applicable to the Plan and this Agreement, the required provisions of 12 C.F.R. Section 563.39(b) are incorporated herein by reference. In the case of any conflict between such required provisions and the other provisions of this Agreement or between such required provisions and the provisions of the Plan, such required provisions shall control.

6. Prior to the effective date of this Agreement, the Employee was covered under the Prior Plan. The benefits provided under this Agreement and the Plan to which this Agreement relates are in lieu of the benefits provided to the Employee under the Prior Plan.

IN WITNESS WHEREOF, this Agreement has been made as of the date herein above written.


                                   Employer:



                                   By:  _________________________


       4 (10k page 115)

                                        Owen B. Melton, Jr.,
                                        President
                                        First Indiana Bank

EMPLOYEE:


_____________________________
Named Executive

_____________________________
Street Address or P. O. Box

_____________________________
City, State, Zip





       5 (10k page 116)